EXHIBIT 99.3

FINANCIAL STATEMENTS OF TDC, L.L.C. (formerly Tessenderlo Davison Companies, LLC)

TABLE OF CONTENTS

Page
FINANCIAL STATEMENTS AS OF JUNE 30, 2007 (UNAUDITED) AND FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2007 (UNAUDITED):
Balance Sheet	1
Statement of Income	2
Statement of Member’s Equity	3
Statement of Cash Flows	4
Notes to Financial Statements	5-6

TDC, L.L.C.

UNAUDITED BALANCE SHEET

(In Thousands)

June 30, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,903
Trade accounts receivable, net of allowance for doubtful accounts of $91	21,506
Inventories	3,891
Prepaid expenses	507

Total current assets	41,807
PROPERTY, PLANT AND EQUIPMENT, NET	10,452
INTANGIBLE ASSETS, NET	71,044
OTHER ASSETS	1,036

TOTAL ASSETS	$124,339

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$9,371
Accounts payable and accrued expenses:
Trade	10,113
Member	636

Total current liabilities	20,120
LONG-TERM DEBT, excluding current maturities	79,494

Total liabilities	99,614
MEMBER’S EQUITY	24,725

Total member’s equity	24,725

TOTAL LIABILITIES AND MEMBER’S EQUITY	$124,339

See accompanying notes to unaudited financial statements.

TDC, L.L.C.

UNAUDITED STATEMENT OF INCOME

(In Thousands)

Six Months Ended June 30, 2007
SALES	68,458
COST OF GOODS SOLD	47,517
GENERAL AND ADMINISTRATIVE EXPENSES	3,332

OPERATING INCOME	17,609
OTHER INCOME (EXPENSE):
Interest income	400
Interest expense	(2,530)
Other expense	(64)

Total other income (expense)	(2,194)

NET INCOME	$15,415

See accompanying notes to unaudited financial statements.

TDC, L.L.C.

UNAUDITED STATEMENT OF MEMBER’S EQUITY

(In Thousands)

Balance, January 1, 2007	23,787
Net income	15,415
Member interest redeemed	(14,477)

Balance, June 30, 2007	$24,725

See accompanying notes to unaudited financial statements.

TDC, L.L.C.

UNAUDITED STATEMENT OF CASH FLOWS

(In Thousands)

Six Months Ended June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from customers	$70,509
Cash paid to employees and suppliers	(45,115)
Interest received	400
Interest paid	(2,530)

Net cash provided by operating activities	23,264
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of land and equipment	(336)
Purchase of member interest	(91,501)

Net cash used in investing activities	(91,837)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt repayment	(8,549)
Proceeds from debt issuance	92,900
Debt financing costs	(1,130)

Net cash provided by financing activities	83,221

Net increase in cash and cash equivalents	14,648
Cash and cash equivalents at beginning of period	1,255

Cash and cash equivalents at end of period	$15,903

The reconciliation of net income to net cash provided by operating activities, as shown above, is as follows:
Net income	$15,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,630
Amortization of deferred financing fees	94
Changes in operating assets and liabilities:
Decrease in receivables, net	2,051
Decrease in inventories	471
Increase in prepaid expense	(395)
Decrease in deposits	65
Increase in accounts payable and accrued expenses	933

Net cash provided by operating activities	$23,264

See accompanying notes to unaudited financial statements.

TDC, L.L.C.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

These unaudited financial statements of TDC, L.L.C. (the “Company”) as of and for the six months ended June 30, 2007 should be read in conjunction with the audited financial statements for TDC, L.L.C. for the year ended December 31, 2006, included as Exhibit 99.2 of this Form 8-K/A of Genesis Energy, L.P. A description of the organization and a summary of the significant accounting policies of TDC, L.L.C. is included in that exhibit.

1.	Acquisition of Member Interest

On January 31, 2007, the Company acquired the 50% member interest of Tessenderlo Kerley, Inc. (TKI) for $91.5 million, including related acquisition costs, resulting in Davison Petroleum Products, LLC (Davison) becoming its sole member. The Company borrowed the funds for the acquisition under a credit facility obtained by the Company for the acquisition. The purchase price exceeded the fair value of the net working capital acquired by $81.0 million. This excess purchase price was allocated to the tangible and identifiable intangible assets of the Company based on their preliminary fair values, which are not expected to differ materially from the final values. Property, plant and equipment was allocated $8.5 million of the purchase price, which is being amortized over an average useful life of 8 years. $36.7 million of the purchase price was allocated to customer relationships, $1.2 million to a covenant not-to-compete and $34.6 million was allocated to supplier and licensing agreements.

2.	Inventories

Inventories at June 30, 2007 consist of the following (in thousands):

Raw materials	$1,713
Finished goods	2,178

$3,891

3.	Related Party Transactions

The Company pays its member for certain payroll, insurance, employee benefits, storage, transportation, capital asset rental and other expenses. The amounts paid to its member for the six months ended June 30, 2007 was $4.0 million. The amount owed to its member for those expenses was $0.6 million at June 30, 2007.

No products were sold to its members during the six months ended June 30, 2007.

4.	Property, Plant, and Equipment

Property, plant, and equipment at June 30, 2007 consist of the following (in thousands):

Land	$186
Machinery and equipment	11,192
Construction in progress	286

11,664
Accumulated depreciation	(1,212)

$10,452

The Company recognized depreciation of $0.6 million for the six months ended June 30, 2007.

5.	Intangible Assets

Intangible assets consist of the following (in thousands):

Customer lists and relationships	$38,028
Covenant not to compete	1,222
Supplier and licensing agreements	35,807

75,057
Accumulated amortization	(4,013)

$71,044

The Company recognized amortization expense on its intangible assets of $4.0 million during the six months ended June 30, 2007.

6.	Long-Term Debt

Long-term debt at June 30, 2007 consists of the following (in thousands):

Obligation to third party, payments of $42 due monthly, non-interest bearing, obligation matures on August 31, 2009	$1,083
Notes payable to Bank, interest at prime rate and principal payments of $2,218 due quarterly, notes mature $57,857 in 2012 and $29,925 in 2014, secured by the assets of the Company	87,782

88,865
Current maturities of long-term debt	(9,371)

$79,494

7.	Subsequent Events

On July 25, 2007, the Company was sold by Davison to Genesis Energy, L.P.